EXHIBIT 5.1

LATHAM & WATKINS LLP

505 MONTGOMERY STREET, STE. 2000

SAN FRANCISCO, CA 94111

DECEMBER 15, 2005

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

Re:	Registration Statement on Form S-1; 2,165,943 shares of Class A Common
Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Spansion Inc. (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (the “Abbreviated Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 2,165,943 shares of the Company’s Class A common stock (the “Shares”), $0.001 par value per share. The Shares are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a Registration Statement on Form S-1 (File No. 333-124041) of the Company that was declared effective on December 15, 2005 (the “Initial Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Abbreviated Registration Statement other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the Initial Registration Statement and the Abbreviated Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Abbreviated Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm in the prospectus included in the Initial Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP